The change to a holding company structure described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

　　　　　　　　　　　　　　　　　　　　　　　　　　　　　　　May 13, 2022

To whom it may concern:

Company:	The Chugoku Bank, Limited
Representative:	Sadanori Kato, President
(Code: 8382, Tokyo Stock Exchange Prime Market)
Inquiries:	Masakazu Yamagata, Executive Officer/General Manager Management Planning Department
(TEL：086-223-3111)

Notice of Change to a Holding Company Structure through Sole Share Transfer

The Chugoku Bank, Limited (Sadanori Katoh, President) (the “Bank”) has passed a resolution at the Board of Directors’ meeting today to establish “Chugin Financial Group, Inc.” as a holding company (sole parent company) (the “Holding Company”) through a share transfer solely by the Bank (the “Share Transfer”) and change to a holding company structure effective as of October 3, 2022 (planned), subject to approval at the Ordinary General Meeting of Shareholders planned to be held on June 24, 2022 and the necessary approvals, etc. being obtained from competent authorities, and hereby gives notice as follows.

As the Share Transfer will be conducted solely by the Bank, some of the items and details for disclosure have been omitted.

Details

1.	Objectives of Changing to a Holding Company Structure through a Sole Share Transfer

The Bank's corporate principle was to "remain firm in self-driven sound management to develop in step with regional society by providing unwavering trust and superior comprehensive financial services." To this end, to date it has undertaken activities to develop regional society by creating a sound corporate culture that can accurately respond to customer needs.

In FY2017, it formulated the 10-year long-term management plan, “Vision 2027: Plan for Creating the Future Together,” and it intends to build a sustainable business model that will develop in step with regional society.

Under its three-year medium-term management plan, “Plan for Creating the Future Together: Stage I,” which started at the same time as the long-term management plan, it proceeded with structural reforms such as redeploying human resources by developing an over-the-counter transactions system and reviewing headquarters operations with the objective of rethinking operating hours and staff, and also worked to expand its service menu in non-financial areas, for example by strengthening our consulting functions and entering the personnel placement business.

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In addition, under its medium-term management plan that started from FY2020, “Plan for Creating the Future Together: Stage II,” based on the results of the structural reforms from the previous medium-term management plan, it has focused on initiatives to contribute to the enhancement of the human resources and organizational capability of the Group in order to improve its capacity for solving regional and customer problems.

Meanwhile, regional society today faces various social issues and rapid changes that include social structural changes such as a decreasing population and aging society, the spread of COVID-19 and the digitalization development opportunities that it affords, as well as the acceleration of global decarbonization efforts to combat global warming. This type of environment greatly affects the lifestyles of individuals and the business activities of corporations, and makes the issues faced by regional society and customers ever greater and more complex, leading to significant changes in the role to be played by regional financial institutions.

In order for the Group to contribute to the sustainable development of regional society in this type of business environment, it has decided to change to a holding company structure as an organizational structure that will allow it to enhance its service menu even further than that to date through an “expansion of service focus,” implement an “appropriate allocation of management resources” so it can continue to provide that enhanced service menu, and continue to pursue “the evolution of group governance.” Moreover, in order to foster unity as a group, in place of the corporate principle set forth above, it has newly enacted as the group corporate principle its long-term vision to “create with our community, customers and employees a rich future that we can all share” that was prescribed in the long-term management plan. Under this new corporate principle, the Group will strive to improve corporate value by establishing a sustainable business model that will mutually develop together with both regional society and customers and evolving into a comprehensive services business focused on finance, while also flexibly responding to changes in the business environment.

Since the Bank will become a wholly owned subsidiary of the Holding Company due to the Share Transfer, the shares of the Bank will be delisted. The Bank plans to apply for listing of the Holding Company shares, which will be delivered to shareholders as consideration for the Bank’s shares, on the Prime Market of the Tokyo Stock Exchange, Inc. ("TSE"). The listing date is subject to review by TSE, but is planned for October 3, 2022, which is the date of registration of establishment of the Holding Company (the effective date of the Share Transfer).

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2.	Procedures for Changing to a Holding Company Structure

The Bank plans to change to a holding company structure using the following process.

<Step 1: Establishment of the Holding Company through a sole share transfer>

The Holding Company will be established through the Share Transfer effective October 3, 2022, pursuant to which the Bank will become a wholly owned subsidiary of the Holding Company.

(Note) 1 In addition, there are the following seven non-consolidated subsidiaries: Chugin Investment Enterprise Partnership 4, Chugin Agriculture Support Fund Investment Limited Partnership, Chugin Innovation Fund Investment Limited Partnership, Chugin Agriculture Fund Investment Limited Partnership, Chugin Sunny Country Infrastructure Fund Investment Limited Partnership, Chugin Bridge Fund Investment Limited Partnership, and Chugin Infinity Fund 1st Investment Limited Partnership.

(Note) 2 There is also an affiliated company, Okayama Capital Management Co., Ltd.

(Note) 3 SETONOWA Co., Ltd. is a non-consolidated subsidiary.

(Note) 4 Chugin Human Innovations Co., Ltd. and the (provisional) strategic consulting company are planned to be established by October 3, 2022, subject to the approvals, etc. of the competent authorities.

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<Step 2: Reorganization of operating companies within the Group>

After the establishment of the Holding Company, from the perspective of further strengthening, etc. cooperation and synergies within the Group, the Bank plans to reorganize a total of eight companies as direct investment subsidiaries of the Holding Company using, for example, the method of distribution-in-kind to the Holding Company of all shares held by the Bank: The Chugin Lease Company, Limited, Chugin Securities Co., Ltd., The Chugin Card Company, Limited, Chugin Asset Management Company, Limited, Chugin Capital Partners, Limited, Chugin Human Innovations Co., Ltd., and the (provisional) strategic consulting company, which are seven of the Bank’s consolidated subsidiaries, and SETONOWA Co., Ltd., which is one of the Bank’s non-consolidated subsidiaries.

3.	Outline of the Share Transfer
(1)	Schedule
Record date for the Ordinary General Meeting of Shareholders	March 31, 2022 (Thursday)
Board of Directors meeting to approve the share transfer plan	May 13, 2022 (Friday)
Ordinary General Meeting of Shareholders to approve the share transfer plan	June 24, 2022 (Friday) [planned]
Date of delisting of the shares of the Bank	September 29, 2022 (Thursday) [planned]
Date of registration of establishment of the Holding Company (effective date)	October 3, 2022 (Monday) [planned]
Date of listing of the shares of the Holding Company	October 3, 2022 (Monday) [planned]

* This schedule is subject to change as necessary due to the progress of the Share Transfer procedures or for any other reasons.

(2)	Format

A sole share transfer in which the Bank is the wholly owned subsidiary resulting from the share transfer and the Holding Company is the sole parent company established in the share transfer.

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(3)	Details of allotment
(i)	Ratio

For each common share of the Bank that they hold, one common share of the Holding Company being established will be allotted to the shareholders holding the common shares of the Bank listed in the final shareholder register at the point in time immediately before the point in time when the Holding Company acquires all of the issued shares of the Bank through the Share Transfer.

Company:	Chugin Financial Group, Inc. (Sole parent company established in the share transfer)	The Chugoku Bank, Limited (Wholly owned subsidiary resulting from the share transfer)
Share transfer ratio	1	1
(ii)	Number of shares per unit

The Holding Company will adopt a share unit system, with one unit equaling 100 shares.

(iii)	Basis for calculation of the share transfer ratio

The Share Transfer is a sole share transfer to establish the Holding Company as the sole parent company of the Bank, and there is no change in the shareholding structure of the Bank and the shareholding structure of the Holding Company at the time of the Share Transfer; therefore, and with the principal concern that no disadvantage be incurred by the shareholders of the Bank, each shareholder will receive an allotment of one share of the common stock of the Holding Company per share of the common stock of the Bank that it holds.

Therefore, no third-party calculation of the share transfer ratio has been conducted.

(iv)	Number of new shares to be delivered

Delivery of 185,751,145 shares of common stock is planned.

However, if there is a change in the total number of issued shares of the Bank prior to the Share Transfer taking effect, there will also be a change in the above number of new shares to be delivered by the Holding Company. Because all of the treasury shares held by the Bank that can practically be retired will be retired as of immediately prior to the Holding Company's acquisition of all of the issued shares of the Bank (the "Record Time"), the 9,520,961 treasury shares held by the Bank as of March 31, 2022 are excluded from the above calculation of new shares to be delivered. If the number of treasury shares held by the Bank changes between March 31, 2022 and the Record Time due to the exercise of appraisal rights by the shareholders of the Bank and so on, the number of new shares to be delivered by the Holding Company may change.

(4)	Treatment of stock acquisition rights and bonds with stock acquisition rights in relation to the Share Transfer

With regard to stock acquisition rights issued by the Bank, equivalent Holding Company stock acquisition rights will be delivered and allocated to holders of the Bank’s stock acquisition rights in exchange for the Bank’s stock acquisition rights that they hold. The Bank has not issued bonds with stock acquisition rights.

(5)	Handling of new listing of the Holding Company

The Bank intends to apply to list the shares of the newly established Holding Company on the Prime Market of TSE (Technical Listing), and it intends the listing date to be October 3, 2022. Because the Bank will become the wholly owned subsidiary of the Holding Company through the Share Transfer, the shares of the Bank are planned to be delisted from the Prime Market of TSE as of September 29, 2022, in anticipation of the Share Transfer.

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4.	Outline of the Parties to the Share Transfer

(As of March 31, 2022)

(1)	Name	The Chugoku Bank, Limited
(2)	Location	15-20 Marunouchi 1-chome, Kita-ku, Okayama-shi
(3)	Title and name of representative	Sadanori Kato, President
(4)	Business details	Banking
(5)	Stated capital	15,149 million yen
(6)	Date of establishment	December 21, 1930
(7)	Number of issued shares	195,272,106 shares
(8)	Fiscal year end	March 31
(9)	Major shareholders and shareholding ratios	The Master Trust Bank of Japan, Ltd.		12.49%
		Custody Bank of Japan, Ltd.		4.21%
		Okayama Estate and Warehousing Co., Ltd.		2.88%
		Nippon Life Insurance Company		2.56%
		Meiji Yasuda Life Insurance Company		2.55%
		KURABO INDUSTRIES LTD.		2.45%
		CP CHEMICAL INCORPORATED		2.41%
		NORTHERN TRUST CO.(AVFC)RE SILCHESTER INTERNATIONAL INVESTORS INTERNATIONAL VALUE EQUITY TRUST (Standing proxy: The Hongkong and Shanghai Banking Corporation Limited, Tokyo branch)		2.35%
		Chugoku Bank Employee Stock Ownership Plan		2.34%
		Shizuka Forestry Co., Ltd.		1.27%
(10)	Operational results and financial conditions for the most recent three years		(Unit: millions of yen)
	Fiscal year end	Fiscal year ended March 31, 2020	Fiscal year ended March 31, 2021	Fiscal year ended March 31, 2022
	Consolidated net assets	511,193	562,197	552,414
	Consolidated total assets	8,147,386	9,153,162	10,208,209
	Consolidated net assets per share (yen)	2,717.29	2,988.31	2,972.57
	Consolidated ordinary income	127,318	116,301	128,565
	Consolidated ordinary profit	17,463	21,252	25,804
	Net income attributable to owners of parent	11,916	14,418	18,374
	Consolidated net income per share (yen)	63.35	76.66	98.43
	Dividend per share (yen)	22.00	23.00	28.00

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5.	Outline of the Holding Company to be Established through the Share Transfer (Planned)

(1)	Name	Chugin Financial Group, Inc.
(2)	Location	15-20 Marunouchi 1-chome, Kita-ku, Okayama-shi
(3)	Representatives and officers expected to assume office

Director and President

(Representative Director)

Senior Managing Director

(Representative Director)

Senior Managing Director

(Representative Director)

Chairman of the Board

Director

Director

(Audit and Supervisory Committee Member)

Director

(Audit and Supervisory Committee Member)

Director

(Audit and Supervisory Committee Member)

Director

(Audit and Supervisory Committee Member)

Sadanori Kato Koji Terasaka Ikuhide Harada Masato Miyanaga Akira Kodera Hiroyuki Ohara Toshihide Saito Kazuhiro Tanaka Yukiyo Kiyono

(Current Director and President of The Chugoku Bank)

(Current Senior Managing Director of The Chugoku Bank)

(Current Senior Managing Director of The Chugoku Bank)

(Current Chairman of the Board of The Chugoku Bank)

(Current Outside Director of The Chugoku Bank)

(Current Managing Director of The Chugoku Bank)

(Current Outside Audit and Supervisory Committee Member of The Chugoku Bank)

(Current Outside Audit and Supervisory Committee Member of The Chugoku Bank)

(Current Outside Audit and Supervisory Committee Member of The Chugoku Bank)

(Note) Akira Kodera among the Directors and Toshihide Saito, Kazuhiro Tanaka, and Yukiyo Kiyono among the Directors (Audit and Supervisory Committee Members) are outside directors prescribed in Article 2(xv) of the Companies Act.
(4)	Business details

・   Management of banks and other companies that can be held as subsidiaries pursuant to the Banking Act, and all other business incidental or related thereto; and

・   Business that can be conducted by the holding company of a bank pursuant to the Banking Act other than the business set forth in the preceding item

(5)	Stated capital	16,000 million yen
(6)	Fiscal year end	March 31

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6.	Outline of Accounting Treatment of the Share Transfer

The Share Transfer constitutes a common control transaction for the purpose of corporate accounting, and therefore does not affect profit and loss.

7.	Future Outlook

The Bank will become a wholly owned subsidiary of the Holding Company through the Share Transfer. As a result, the Bank's performance will be reflected in the consolidated business results of the Holding Company, the sole parent company of the Bank. The effect of the Share Transfer on the Bank's performance will be minimal.

End

(Reference) Consolidated financial forecasts for the current fiscal year (announced as of May 13, 2022) and consolidated financial results for the previous fiscal year

(Unit: million yen)

	Ordinary income	Ordinary profit	Net income attributable to owners of parent	Net income per share (Unit: yen)
Financial forecasts for current fiscal year (Fiscal year ended March 31, 2023)	119,300	27,100	18,600	100.67
Financial results for previous fiscal year (Fiscal year ended March 31, 2022)	128,565	25,804	18,374	98.43

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